UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 27, 2008

CEC ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Charter)

Kansas	0-15782	48-0905805
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4441 West Airport Freeway Irving, Texas		75062
(Address of Principal Executive Offices)		(Zip Code)

(972) 258-8507

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

CEC Entertainment Concepts, L.P. (the “Company”), a wholly-owned subsidiary of CEC Entertainment, Inc. (the “Parent”), entered into an interest rate swap transaction on May 27, 2008, with JPMorgan Chase Bank, National Association (the “Counterparty”). The Company entered into the interest rate swap transaction to mitigate the risk associated with the Company’s floating interest rate based on LIBOR on an aggregate of $150 million of the Company’s debt that is outstanding under its Second Amended and Restated Credit Agreement dated October 19, 2007 with Bank of America, N.A., J.P. Morgan Chase Bank, N.A., Wachovia Bank, N.A., Suntrust Bank, Banc of America Securities LLC and J.P. Morgan Securities, Inc. (the “Credit Facility”). The interest rate swap has an effective date of May 27, 2008, and a maturity date of May 27, 2011. The Company is required to make certain quarterly fixed rate payments to the Counterparty calculated on a notional amount of $150 million, while the Counterparty is obligated to make certain quarterly floating rate payments to the Company referencing the same notional amount. The interest rate swap transaction effectively fixes the annual interest rate payable on $150 million of the Company’s debt which may exist to 3.62% under the Credit Facility plus an applicable margin, which is currently 1.0%. Notwithstanding the terms of the interest rate swap transaction, the Company is ultimately obligated for all amounts due and payable under the Credit Facility. The Parent has guaranteed the Company’s obligations under the interest rate swap. The Company may enter into additional swap transactions in the future from time to time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEC ENTERTAINMENT, INC.

Date: May 27, 2008	By:	/s/ CHRISTOPHER D. MORRIS
Christopher D. Morris
Executive Vice President
Chief Financial Officer

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